Exhibit 99.1
Contact:
    John L. McManus
    President and Chief Executive Officer
    (949) 481-9825

Aeolus Pharmaceuticals Announces Second Quarter Fiscal Year 2009 Financial Results

Mission Viejo, California, May 1, 2009 -- Aeolus Pharmaceuticals, Inc. (OTC Bulletin Board: AOLS) announced today financial results for the three months ended March 31, 2009.  The Company reported a net loss of $665,000, or $0.02 per basic share, compared to a loss of $697,000, or $0.02 per basic share, for the three months ended March 31, 2008, a decrease of 5%.

During the six months ended March, 31, 2009, the Company reported a net loss of $1,124,000, or $0.04 per basic share, compared to a loss of $1,338,000, or $0.05 per basic share, for the three months ended March 31, 2008, a decrease of 16%.

“Financial results for the quarter reflect our continued success in managing overhead and leveraging the Company’s capital through partnerships with the government and universities to develop AEOL 10150,” stated John L. McManus, President and Chief Executive Officer.  “In addition to completing a $1.5 million financing during the three months, we began studies of AEOL 10150 as a treatment for mustard gas and chlorine gas exposure and continued our study of AEOL 10150 as a countermeasure against radiation exposure.  As we look forward to the third quarter, we expect to announce results from these initial studies and to initiate additional studies of our compound as a countermeasure for radiation, mustard and chlorine exposure.”

Research and development expenses were lower in the second quarter of fiscal year 2009 when compared to the second quarter of fiscal 2008 as a result of a decline in manufacturing expenses offset by an increase in outside development expenses.  During the three months ended March 31, 2008, we were in the process of manufacturing small quantities of our drug candidates to support our development program whereas during the current quarter we had no manufacturing underway and were running only stability studies on existing drug supplies.  Offsetting these declines was an increase in outside research expenses during the current quarter as we expanded our research of AEOL 10150.

General and administrative expenses decreased in the second quarter of fiscal year 2009 compared to the second quarter of fiscal year 2008 as a result of a decline in stock based compensation expense, Board of Directors expense and legal fees.   Stock compensation expense decreased as a result of lower valuations assigned to our stock option grants in the current quarter when compared to the prior year quarter.  Board of Directors expense decreased as the Board of Directors adopted a stock option based compensation plan in July 2008 whereas during the quarter ended March 31, 2008, the Board of Directors received cash and stock option based compensation.  Legal fees declined due to management’s continued efforts to reduce costs by performing regulatory and compliance activities in-house when possible.

As of March 31, 2009, the Company had $1,433,000 in cash and cash equivalents and 37,467,855 common shares outstanding.

About Aeolus Pharmaceuticals

Aeolus is developing a variety of therapeutic agents based on its proprietary small molecule catalytic antioxidants, with AEOL 10150 being the first to enter human clinical evaluation.   AEOL 10150 is a patented, small molecule catalytic antioxidant that has shown the ability to scavenge a broad range of reactive oxygen species, or free radicals. As a catalytic antioxidant, AEOL 10150 mimics and thereby amplifies the body’s natural enzymatic systems for eliminating these damaging compounds.  Because oxygen-derived free radicals are believed to have an important role in the pathogenesis of many diseases, Aeolus’ catalytic antioxidants are believed to have a broad range of potential therapeutic uses.

The statements in this press release that are not purely statements of historical fact are forward-looking statements. Such statements include, but are not limited to, those relating to Aeolus’ product candidates, as well as its proprietary technologies and research programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Aeolus’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Important factors that could cause results to differ include risks associated with uncertainties of progress and timing of clinical trials, scientific research and product development activities, difficulties or delays in development, testing, obtaining regulatory approval, the need to obtain funding for pre-clinical and clinical trials and operations, the scope and validity of intellectual property protection for Aeolus’ product candidates, proprietary technologies and their uses, and competition from other biopharmaceutical companies. Certain of these factors and others are more fully described in Aeolus’ filings with the Securities and Exchange Commission, including, but not limited to, Aeolus’ Annual Report on Form 10-K for the year ended September 30, 2008. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

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AEOLUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
Revenue
Grant income	$-	$-	$-	$-

Costs and expenses:
Research and development	214	267	340	522
General and administrative	305	382	587	777
Total costs and expenses	519	649	927	1,299

Loss from operations	(519)	(649)	(927)	(1,299)
Interest income (expense), net	(108)	1	(208)	10
Other (expense) income, net	(38)	(49)	11	(49)

Net loss	$(665)	$(697)	$(1,124)	$(1,338)

Net loss per weighted share attributable to common stockholders:
Basic	$(0.02)	$(0.02)	$(0.04)	$(0.05)
Diluted	$(0.02)	$(0.02)	$(0.04)	$(0.05)

Weighted average common shares outstanding:
Basic	32,143	31,952	32,064	31,952
Diluted	35,000	31,952	34,733	31,952

Selected Balance Items:
(in thousands)

	March 31, 2009	September 30, 2008

Cash and cash equivalents	$1,433	$399
Total assets	$1,718	$1,120
Stockholders’ equity (deficit)	$(174)	$(1,037)